EXHIBIT 10.2

ARRANGEMENT AGREEMENT AMENDMENT

THIS AMENDMENT  (this “Amendment”) is made as of June 1, 2023.

BETWEEN:

TILRAY BRANDS, INC., a corporation existing under the laws of the State of Delaware

(the “Purchaser”)

AND:

HEXO CORP., a corporation existing under the laws of the Province of Ontario

(the “Company”, and together with the Purchaser, the “Parties”).

WHEREAS:

A.

On April 10, 2023, the Parties entered into an arrangement agreement (the “Arrangement Agreement”), pursuant to which, and subject to the conditions set out in the Plan of Arrangement attached thereto (the “Plan of Arrangement”), the Purchaser agreed to acquire all of the issued and outstanding shares of HEXO under a court approved arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”);

B.	The Company and the Purchaser wish to enter into this Amendment to amend certain provisions of the Arrangement Agreement and the Plan of Arrangement as contemplated herein; and

C.	All capitalized terms used in this Amendment but not defined herein shall have the meaning attributed to such terms in the Arrangement Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby confirm, acknowledge and agree as follows:

Amendments to the Arrangement Agreement

1.	The definition of “Company Securityholders” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Preferred Shares, the holders of the Company Awards, and the holders of Company Warrants.

2.	The definition of “Company Preferred Shares” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

“Company Preferred Shares” means the series of shares designated as the “Series 1 Preferred Shares” within the class of special shares in the capital of the Company.

3.	The definition of “Consideration” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

“Consideration” means (A) in respect of the Company Shares, that portion of a Purchaser Share to be received by each holder of Company Shares (other than Dissenting Shareholders) pursuant to the Plan of Arrangement in respect of each Company Share, which is equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) one (1) Company Share, and (B) in respect of the Company Preferred Shares, that portion of a Purchaser Share to be received by each holder of Company Preferred Shares pursuant to the Plan of Arrangement in respect of each Company Preferred Share, which is equal to the product obtained when (i) the Preferred Share Exchange Ratio, is multiplied by (ii) one (1) Company Preferred Share.

4.	The definition of “Consideration Shares” in Section 1.1 of the Arrangement Agreement is hereby deleted and replaced with the following:

“Consideration Shares” means the Consideration, in the form of Purchaser Shares, to be received by (i) Company Shareholders (other than Dissenting Shareholders) in exchange for their Company Shares, and (ii) holders of Company Preferred Shares in exchange for their Company Preferred Shares, pursuant to the Plan of Arrangement.

5.	The following definitions are hereby added to Section 1.1 of the Arrangement Agreement:

“Preferred Share Exchange Ratio” means such fraction of a Purchaser Share equal to the quotient obtained from dividing: (1) the Liquidation and Redemption Price, by (2) the lower of (a) the closing price of the Purchaser Shares on the Nasdaq, and (b) the five day volume-weighted average trading price of a Purchaser Share on the Nasdaq, each calculated as of the end of the third Business Day immediately prior to the Effective Date.

“Liquidation and Redemption Price” means US$1.22 per Company Preferred Share.

6.	The words “and Company Preferred Shares” be added after each reference to “Company Shares” in each of the following sections of the Arrangement Agreement: First Recital, and Section 2.1 (Arrangement).

7.	The words “or Company Preferred Share” be added after each reference to “Company Share” in Section 2.10 (Adjustment of Consideration).

8.

The words “or Company Preferred Shares” be added after each reference to “Company Share” in each of the following sections: Section 2.14(g) (U.S. Securities Laws Matters) and Section 4.1(4)(b) (Conduct of Business of the Company).

9.

The Plan of Arrangement attached to the Arrangement Agreement as Schedule “A” is hereby deleted and replaced with the amended and restated plan of arrangement attached to this Amendment as Schedule “A”.

General Matters

10.

The Purchaser hereby expressly consents, pursuant to each of the Company Senior Secured Note and the Arrangement Agreement, to the Company amending its Organizational Documents in order to create and issue the Company Preferred Shares. The Purchaser hereby further confirms, represents and warrants that the issuance of the Company Preferred Shares is on terms acceptable to its board of directors.

11.

Except for the amendments contemplated in this Amendment, no other amendments to the Arrangement Agreement will be made by the Parties pursuant to this Amendment, and the Arrangement Agreement shall otherwise remain outstanding on identical terms and conditions.

12.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

13.

This Amendment shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto in respect of all matters arising under and in relation to this Amendment and waives objection to venue of any proceeding in such court or that such court provides an inconvenient forum.

14.	This Amendment is binding upon and will enure to the benefit of each Party and its respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date first written above.

HEXO CORP.

By:

Name:

Title:

TILRAY BRANDS, INC.
By:
Name:
Title:

SCHEDULE A
AMENDED AND RESTATED PLAN OF ARRANGEMENT

[Attached]

s.	“A” &NBSP; AMENDED AND RESTATED PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

li.	1 INTERPRETATION

i.	1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

a.	“48North” means 48North Cannabis Corp.;

b.

“Arrangement Agreement” means the agreement made as of April 10, 2023 between the Company and the Purchaser, including the schedules thereto, together with the Company Disclosure Letter, as amended by that certain Arrangement Agreement Amendment between the Parties made as of June 1, 2023 and as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

c.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and Section 7.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

d.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Meeting to be substantially in the form and content set out in Schedule “B” to the Arrangement Agreement;

e.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will include the Plan of Arrangement and be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

f.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario or New York, New York are required by Law to be closed for business;

g.	“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA in respect of the Articles of Arrangement;

h.	“Code” means the United States Internal Revenue Code of 1986, as amended;

a.	“Company” means HEXO Corp., a corporation existing under the OBCA;

b.

“Company April 2019 Warrant Indenture” means the warrant indenture dated April 2, 2019 between 48North and Computershare Trust Company of Canada, as supplemented by that first supplemental warrant indenture dated as of September 1, 2021 among the Company, 48North and Computershare Trust Company of Canada;

c.	“Company April 2019 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2019 Warrant Indenture, listed on the TSX as “HEXO.WT.A”;

xx.	“Company April 2020 Warrant Indenture” means the warrant indenture dated as of April 13, 2020 between HEXO Corp. and TSX Trust Company;

lllllllllllllllllllllllllllllllllllllll.	“Company April 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2020 Warrant Indenture;

mmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmmm.

“Company April 2021 Warrant Indenture” means the warrant indenture dated April 16, 2019 between 48North and Computershare Trust Company of Canada, as supplemented by that first supplemental warrant indenture dated as of September 1, 2021 among the Company, 48North and Computershare Trust Company of Canada;

nnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnnn.	“Company April 2021 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company April 2021 Warrant Indenture;

ooooooooooooooooooooooooooooooooooooooo.	“Company August 2021 Warrant Indenture” means the warrant indenture dated as of August 24, 2021 between HEXO Corp. and TSX Trust Company;

ppppppppppppppppppppppppppppppppppppppp.	“Company August 2021 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company August 2021 Warrant Indenture;

qqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqqq.	“Company Certificated Warrants” means the certificated warrants of the Company issued to certain holders on December 31, 2019 and January 22, 2020;

rrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrrr.	“Company DSUs” means the deferred share units issued under the Company Omnibus Plan;

sssssssssssssssssssssssssssssssssssssss.	“Company Disclosure Letter” means the disclosure letter delivered to the Purchaser by the Company concurrently with the Arrangement Agreement;

ttttttttttttttttttttttttttttttttttttttt.	“Company June 2018 Warrant Certificates” means the warrant certificates issued by Newstrike Resources Ltd. to various holders on June 19, 2018;

e.

“Company June 2018 Warrant Indenture” means the warrant indenture dated as of June 19, 2018, between Newstrike Resources Ltd. and TSX Trust Company, as supplemented by that warrant indenture dated as of May 24, 2019 among the Company, Newstrike Brands Ltd. and TSX Trust Company;

f.

“Company June 2018 Warrants” means the warrants to purchase Company Shares issued pursuant to (i) the Company June 2018 Warrant Indenture, listed on the TSXV as “HIP.WT.A” and (ii) the Company June 2018 Warrant Certificates;

j.	“Company June 2020 Warrant Indenture” means the warrant indenture dated as of June 5, 2020 between the Company and TSX Trust Company;

k.	“Company June 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company June 2020 Warrant Indenture;

l.	“Company May 2020 Warrant Indenture” means the warrant indenture dated as of May 21, 2020 between HEXO Corp. and TSX Trust Company;

a.	“Company May 2020 Warrants” means the warrants to purchase Company Shares issued pursuant to the Company May 2020 Warrant Indenture;

b.	“Company November 2020 Warrants” means the warrants to purchase Company Shares issued by 48North to various holders on November 4, 2020;

ccc.	“Company Omnibus Plan” means the Company’s omnibus long-term incentive plan approved by the Company Shareholders on August 28, 2018, as further amended and restated on March 12, 2021;

dddd.	“Company Options” means the outstanding options to purchase Company Shares, issued pursuant to the Company Omnibus Plan and the Previous Company Stock Option Plan;

eeeee.	“Company Preferred Shares” means the series of shares designated as the “Series 1 Preferred Shares” within the class of special shares in the capital of the Company;

ffffff.	“Company RSUs” means the restricted share units issued under the Company Omnibus Plan;

ggggggg.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Preferred Shares, the holders of Company Options, the holders of Company RSUs, the holders of Company DSUs, the holders of Company Warrants, and the holders of Zenabis Replacement Options;

a.	“Company Senior Secured Note” means the amended and restated senior secured convertible note of the Company held by the Purchaser dated July 12, 2022;

b.	“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires;

c.	“Company Shares” means the common shares in the capital of the Company;

d.

“Company Warrant Indentures” means, collectively, (i) the Company June 2018 Warrant Indenture, (ii) the Company April 2019 Warrant Indenture, (iii) the Company April 2020 Warrant Indenture, (iv) the Company May 2020 Warrant Indenture, (v) the Company June 2020 Warrant Indenture, (vi) the Company August 2021 Warrant Indenture, (vii) the Company April 2021 Warrant Indenture, and (viii) the Zenabis Supplemental Warrant Indentures;

e.

“Company Warrants” means, collectively, (i) the Company June 2018 Warrants, (ii) the Company April 2019 Warrants, (iii) the Company April 2020 Warrants, (iv) the Company May 2020 Warrants, (v) the Company June 2020 Warrants, (vi) the Company August 2021 Warrants, (vii) the Company April 2021 Warrants, (viii) the Zenabis Replacement Warrants, (ix) the Company Certificated Warrants and (x) the Company November 2020 Warrants;

f.

“Consideration” means (A) in respect of the Company Shares, that portion of a Purchaser Share to be received by each holder of Company Shares (other than Dissenting Shareholders) pursuant to the Plan of Arrangement in respect of each Company Share, which is equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) one (1) Company Share, and (B) in respect of the Company Preferred Shares, that portion of a Purchaser Share to be received by each holder of Company Preferred Shares pursuant to the Plan of Arrangement in respect of each Company Preferred Share, which is equal to the product obtained when (i) the Preferred Share Exchange Ratio, is multiplied by (ii) one (1) Company Preferred Share;

g.	“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order;

h.	“Depositary” means Odyssey Trust Company, or such other person as the Parties may agree in writing to appoint to act as depositary for the purposes of the Arrangement;

a.	“Director” means the Director appointed under section 278 of the OBCA;

j.	“Dissent Rights” means the rights of dissent of registered Company Shareholders in respect of the Arrangement described in Article 4 of this Plan of Arrangement;

k.

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and whose Dissent Rights remain valid immediately prior to the Effective Time, but only in respect of the Company Shares in respect of which Dissent Rights are duly and validly exercised by such registered Company Shareholder;

xx.	“Dissenting Shares” means the Company Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

lllllllllllllllllllllllllllllllllllllll.	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

n.	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date;

o.	“Exchange Ratio” means 0.4352;

p.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably, at any time prior to the Effective Date or, if appealed and a stay of the final order is obtained pending appeal, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

q.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

r.

“holder” means, when used with reference to any securities of the Company, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

s.

“Interim Order” means the interim order of the Court pursuant to Section 182(5) of the OBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

t.	“In-The-Money Amount” in respect of an option means the amount, if any, by which the fair market value at that time of the securities subject to the option exceeds the exercise price of the option;

u.

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

e.	“Letters of Transmittal” means the letters of transmittal delivered by the Company Shareholders and the holders of Company Preferred Shares to the Depositary as described therein;

w.	“Liquidation and Redemption Price” means U.S.$1.22 per Company Preferred Share;

j.

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for the purpose of approving the Arrangement Resolution;

y.

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Company Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4 of this Plan of Arrangement;

z.	“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;

a.	“Parties” means the Company and the Purchaser;

bb.

“Payout Value” means $1.25, being the product of (i) the Exchange Ratio, multiplied by (ii) the volume weighted average price on the Nasdaq of a Purchaser Share for the 60 trading day period ending on April 5, 2023;

ccc.

“Plan of Arrangement” means this amended and restated plan of arrangement proposed under Section 182 of the OBCA, subject to any amendments or variations to such plan made in accordance with the Arrangement or this plan of arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

dddd.

“Preferred Share Exchange Ratio” means such fraction of a Purchaser Share equal to the quotient obtained from dividing: (1) the amount of the Liquidation and Redemption Price, by (2) the lower of (a) the closing price of the Purchaser Shares on the Nasdaq, and (b) the five day volume-weighted average trading price of a Purchaser Share on the Nasdaq, each calculated as of the end of the third Business Day immediately prior to the Effective Date;

eeeee.

“Previous Company Stock Option Plan” means the Hydropothecary Corporation stock option plan as approved by the shareholders of The Hydropothecary Corporation on January 17, 2018 and any amendments thereto.

ffffff.	“Purchaser” means Tilray Brands, Inc., a corporation existing under the laws of the State of Delaware;

ggggggg.	“Purchaser Shares” means the shares of Common Stock in the capital of the Purchaser;

hhhhhhhh.	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

b.	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

jjjjjjjjjj.	“Zenabis” means Zenabis Ltd. (formerly Zenabis Global Inc.);

kkkkkkkkkkk.	“Zenabis Incentive Plan” means the Zenabis omnibus incentive plan, as approved by the shareholders of Zenabis on June 25, 2019 and any amendments thereto and restatements thereof;

vvvv.

“Zenabis Replacement Options” means the stock options issued by the Company in replacement of certain stock options which had been issued by Zenabis pursuant to the Zenabis Incentive Plan, in connection with the Company’s acquisition of Zenabis, exercisable for Company Shares;

xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx.

“Zenabis Replacement Warrants” means, collectively, (i) the outstanding certificated warrants to purchase common shares of Zenabis, as exchanged for warrants to purchase common shares of the Company pursuant to the warrant exchange agreement made as of October 31, 2022 between Zenabis Ltd. and the Company; and (ii) the warrants to purchase Company Shares issued pursuant to the Zenabis Supplemental Warrant Indentures; and

nnnnnnnnnnnnnn.

“Zenabis Supplemental Warrant Indenture” means, collectively, (i) the second supplemental indenture dated October 31, 2022 between the Company and Computershare Trust Company of Canada supplementing the warrant indenture dated June 25, 2020, between Zenabis Global Inc. and Computershare Trust Company of Canada, as supplemented by that first supplemental indenture dated June 1, 2021, among the Company, Zenabis Global Inc. and Computershare Trust Company of Canada, and (ii) the second supplemental warrant indenture dated as of October 31, 2022 between the Company and Computershare Trust Company of Canada supplementing the warrant indenture dated September 23, 2020, between Zenabis Global Inc. and Computershare Trust Company of Canada, as supplemented by that first supplemental indenture dated June 1, 2021, among the Company, Zenabis Global Inc. and Computershare Trust Company of Canada.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

i.	1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections and paragraphs and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

i.	1.3 Number, Gender and Persons

Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa. Words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

i.	1.4 Certain Phrases, etc.

The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar da”, (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement.

i.	1.5 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

i.	1.6 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the next Business Day if the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

i.	1.7 Statutory References

Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

i.	1.8 Currency

All references to dollars or to “$” are references to United States dollars unless otherwise indicated.

li.	2 EFFECT OF THE ARRANGEMENT

i.	2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

i.	2.2 Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Company, the Purchaser, the Company Securityholders (including Dissenting Shareholders), the holders of Company Preferred Shares, the Depositary, the transfer agents and registrars in respect of the Company Shares and the Purchaser Shares and all other Persons without any further act or formality required on the part of any Person.

i.	2.3 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

li.	3 ARRANGEMENT

i.	3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person:

a.	at the Effective Time:

i.

the Company Senior Secured Note, without any further action by or on behalf of the holder thereof or the Company, shall convert into such number of Company Shares (the “Note Shares”) as the outstanding amount of the Company Senior Secured Note is then convertible into in accordance with the terms of Section 8 thereof, and the Company shall be deemed to have issued to the Purchaser such number of Company Shares issuable upon such conversion;

ii.	the Company shall make appropriate entries in its securities registers to reflect the matters referred to in Section 3.1(a)(i);

b.	immediately after the steps in Section 3.1(a)(i) occur:

i.

each Dissenting Share held by a Dissenting Shareholder shall be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to the Company (free and clear of all Liens) and such Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4;

ii.

at the same time as the step in Section 3.1(b)(i) occurs, the name of each Dissenting Shareholder shall be, and shall be deemed to be, removed from the register of the Company Shares in respect of such Dissenting Shares and such Dissenting Shares shall be automatically cancelled as of the Effective Date;

c.	at the same time as the steps in Section 3.1(b) occur:

i.

each Company Preferred Share outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for issuance of the Consideration;

ii.

at the same time as the step in Section 3.1(c)(i) occurs, the holder of each Company Preferred Share transferred to the Purchaser pursuant to Section 3.1(c)(i) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Consideration issuable in respect of each Company Preferred Share held pursuant to Section 3.1(c)(i) and shall be removed from the register of the Company Preferred Shares and legal and beneficial title to each such Company Preferred Share shall be transferred to the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Company Preferred Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

iii.	the Purchaser will be the holder of all of the outstanding Company Preferred Shares;

d.	at the same time as the steps in Section 3.1(c) occur:

i.

each Company Share outstanding immediately prior to the Effective Time (other than the Dissenting Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4), other than the Note Shares, shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for issuance of the Consideration;

ii.

at the same time as the step in Section 3.1(d)(i) occurs, the holder of each Company Share transferred to the Purchaser pursuant to Section 3.1(c)(i) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Consideration issuable in respect of each Company Share held pursuant to Section 3.1(d)(i) and shall be removed from the register of the Company Shares and legal and beneficial title to each such Company Share shall be transferred to the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Company Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

iii.	the Purchaser will be the holder of all of the outstanding Company Shares;

e.	immediately after the steps in Section 3.1(d)(i) occur:

i.

the terms of each Company Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Company Option, the holder shall, upon payment of the exercise price under such Company Option, be entitled to receive, in substitution for the number of Company Shares subject to such Company Option, that number of Purchaser Shares equal to the product obtained when the number of Company Shares subject to such Company Option immediately prior to the Effective Time is multiplied by the Exchange Ratio (rounded down to the next whole number of Purchaser Shares).  For greater certainty, the exercise price per Purchaser Share under such Company Option immediately following the adjustment pursuant to this Section 3.1(e)(i) shall equal the exercise price per Company Share under such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The Company Options shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(e)(i), shall continue to be governed by the Company Omnibus Plan or Previous Stock Option Plan, as applicable, on the same terms and conditions as were applicable to such Company Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Company Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before such adjustment. For any Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424(1)(a). For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code;

ii.

each Company DSU outstanding immediately prior to the Effective Time shall be deemed to be unconditionally redeemed by the holder thereof and such Company DSU, without any further action by or on behalf of the holder thereof, shall be assigned and transferred by such holder to the Company (free and clear of all Liens) in exchange for a cash payment equal to the number of Company DSUs credited to such holder multiplied by the Payout Value, and thereafter each such Company DSU shall immediately be cancelled and terminated;

iii.

each Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested shall be deemed to be unconditionally vested and such Company RSU, without any further action by or on behalf of the holder thereof, shall be assigned and transferred by such holder to the Company (free and clear of all Liens) in exchange for a cash payment equal to the number of Company RSUs credited to such holder multiplied by the Payout Value, and thereafter each such Company RSU shall immediately be cancelled and terminated;

iv.

the terms of each Zenabis Replacement Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Zenabis Replacement Option, the holder shall, upon payment of the exercise price under such Zenabis Replacement Option, be entitled to receive, in substitution for the number of Company Shares subject to such Zenabis Replacement Option, that number of Purchaser Shares equal to the product obtained when the number of Company Shares subject to such Zenabis Replacement Option immediately prior to the Effective Time is multiplied by the Exchange Ratio (rounded down to the next whole number of Purchaser Shares).  For greater certainty, the exercise price per Purchaser Share under such Zenabis Replacement Option immediately following the adjustment pursuant to this Section 3.1(d)(iv) shall equal the exercise price per Company Share under such Zenabis Replacement Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The Zenabis Replacement Options shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(d)(iv), shall continue to be governed by the Zenabis Incentive Plan on the same terms and conditions as were applicable to such Zenabis Replacement Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Zenabis Replacement Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Zenabis Replacement Option immediately after such adjustment does not exceed the In-The-Money Amount of the Zenabis Replacement Option immediately before such adjustment. For any Zenabis Replacement Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424(1)(a). For any Zenabis Replacement Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code; and

f.

no person shall have any rights, liabilities or other obligations in respect of the share capital of the Company other than the Purchaser and each holder of Company Shares,
Company Preferred Shares, Company Options, Company RSUs, Company DSUs, Company Warrants and Zenabis Replacement Options outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required for the completion of such step.

i.	4 DISSENT RIGHTS

i.	4.1 Rights of Dissent

a.

Pursuant to the Interim Order, each registered Company Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by this Article 4 and the Interim Order; provided, however, that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution in the manner contemplated by Subsection 185(6) of the OBCA, must be received by the Company by no later than 4:00 p.m. (Toronto time) at least two Business Days prior to the Meeting. Company Shareholders who duly exercise such rights of dissent and who:

i.

are ultimately determined to be entitled to be paid by the Company, the fair value for Company Shares in respect of which they have exercised Dissent Rights (A) will be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(b)(i)) and (B) will be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(b)(i) in consideration of such fair value, which fair value, notwithstanding anything to the contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted, and will not be entitled to any other payment or consideration, including any consideration that they would have been entitled to receive under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

ii.

are ultimately not entitled, for any reason, to be paid by the Company, the fair value for Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(c)(i) and be entitled to receive only the consideration set forth in Section 3.1(c)(i) that such holder would have received if such holder had not exercised Dissent Rights, but in no case will the Company or the Purchaser or any other person be required to recognize Dissenting Shareholders as holders of Company Shares after the completion of the steps set forth in Section 3.1(d)(i), and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as and from the Effective Time and that such Company Shares have been cancelled. For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Company Shareholder who has voted, or instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

b.

For greater certainty in accordance with the OBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Company Options, (ii) holders of Company RSUs, (iii) holders of Company DSUs, (iv) holders of Company Warrants, (v) holders of Zenabis Replacement Options, and (vi) holders of Company Shares who vote in favour of the Arrangement Resolution. In addition, in accordance with the terms and conditions upon which the Company Preferred Shares were issued and the rights, privileges, restrictions and conditions attaching thereto and as expressly agreed to and accepted by the purchasers and holders of the Company Preferred Shares, the holders of Company Preferred Shares shall not benefit from or be entitled to exercise Dissent Rights.

i.	5 COMPANY WARRANTS

i.	5.1 Company Warrants

a.

Each holder of a Company Warrant, to the extent such Company Warrant has not expired by the Effective Time and the holder of such Company Warrant has not exercised its rights of acquisition thereunder prior to the Effective Time, shall, upon the exercise of such rights, in accordance with the terms of such Company Warrant, be entitled to be issued and receive and shall accept, for the same aggregate consideration, upon such exercise, in lieu of the number of Company Shares to which such holder was theretofore entitled upon exercise of such Company Warrants, the kind and aggregate number of Purchaser Shares that such holder would have been entitled to be issued and receive if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Company Shares to which such holder was theretofore entitled upon exercise of such Company Warrants.

b.	Each Company Warrant, if applicable, shall continue to be governed by and be subject to the terms of the applicable warrant indenture or applicable warrant certificate.

i.	5.2 Idem

a.	This Article 5 is subject to adjustment in accordance with the terms of the applicable warrant indentures and warrant certificates.

i.	6 DELIVERY OF PURCHASER SHARES

i.	6.1 Delivery of Purchaser Shares

a.

Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Company Shareholder or holder of Company Preferred Shares together with certificate(s) or, in the case of the Company Shares, a direct registration statement (DRS) Advice, representing one or more Company Shares or Company Preferred Shares that such Company Shareholder or holder of Company Preferred Shares, respectively, held immediately before the Effective Time and such additional documents and instruments as the Depositary may reasonably require, the holder of Company Preferred Shares or Company Shareholder shall be entitled to receive the applicable Consideration in accordance with Section 3.1(c) and Section 3.1(d) hereof, respectively, and the holder of such surrendered certificate or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Purchaser Shares that such holder is entitled to receive in accordance with Section 3.1(c) and Section 3.1(d) hereof.

b.

After the Effective Time and until surrendered for cancellation as contemplated by Section 6.1(a) hereof, each certificate or DRS Advice, if any, that immediately prior to the Effective Time represented one or more Company Preferred Shares or Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate, if any, is entitled to receive in accordance with Section 3.1(c) and Section 3.1(d) hereof, respectively.

c.

For greater certainty, none of the Company Securityholders shall be entitled to receive any consideration with respect to such Company securities other than consideration such holder is entitled to receive in accordance with Section 3.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

i.	6.2 Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Preferred Shares or Company Shares that were exchanged pursuant to Section 3.1(c) or Section 3.1(d), respectively, unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 6.5) in accordance with Section 6.1(a). Subject to applicable law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Company Shares or Company Preferred Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Purchaser Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Share.

i.	6.3 Fractional Shares

In no event shall any holder of Company Shares or Company Preferred Shares be entitled to a fractional Purchaser Share. Where the aggregate number of Purchaser Shares to be issued to a holder of Company Shares or Company Preferred Shares as consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, the number of Purchaser Shares to be received by such holder shall be rounded down to the nearest whole Purchaser Share without any additional compensation.

i.	6.4 Adjustment to Share Consideration

THE NUMBER OF PURCHASER SHARES FORMING THE CONSIDERATION, IF ANY, THAT A HOLDER OF COMPANY PREFERRED SHARES OR A COMPANY SHAREHOLDER IS ENTITLED TO RECEIVE PURSUANT TO SECTION 3.1(C) OR SECTION 3.1(D), RESPECTIVELY, SHALL BE ADJUSTED TO REFLECT FULLY THE EFFECT OF ANY STOCK SPLIT, REVERSE SPLIT OR STOCK DIVIDEND (INCLUDING ANY DIVIDEND OR DISTRIBUTION OF SECURITIES CONVERTIBLE INTO PURCHASER SHARES), CONSOLIDATION, REORGANIZATION, RECAPITALIZATION OR OTHER LIKE CHANGE WITH RESPECT TO PURCHASER SHARES OCCURRING AFTER THE DATE OF THE ARRANGEMENT AGREEMENT AND PRIOR TO THE EFFECTIVE TIME.

i.	6.5 Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall deliver or arrange to be delivered to the Depositary the Purchaser Shares required to be issued to the Company Shareholders and holders of Company Preferred Shares in accordance with the provisions of Section 3.1, which Purchaser Shares shall be held by the Depositary as agent and nominee for such Company Shareholders and holders of Company Preferred Shares for delivery to such Company Shareholders and holders of Company Preferred Shares in accordance with the provisions of Article 6.

i.	6.6 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Preferred Shares or Company Shares that were acquired by the Purchaser pursuant to Section 3.1(c) and Section 3.1(d), respectively, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Preferred Shares or Company Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Company Preferred Shares or Company Shares, or make available for pick up at its offices, the Purchaser Shares such former holder is entitled to receive in respect of such Company Preferred Shares or Company Shares pursuant to Section 3.1(c) or Section 3.1(d), respectively, together with any distributions or dividends which such holder is entitled to receive pursuant to Section 6.2 and less, in each case, any amounts withheld pursuant to Section 6.7. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Company Preferred Shares or Company Shares will, as a condition precedent to the delivery of Purchaser Shares, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct or otherwise indemnify the Company, the Purchaser and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

i.	6.7 Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Company Preferred Shares or Company Shares that were acquired by the Purchaser pursuant to Section 3.1(c) or Section 3.1(d) which is not deposited with the Depositary in accordance with the provisions of Section 6.1(a) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser or the Depositary or any other person. On such date, the Consideration such former holder of Purchaser Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 6.2, shall be deemed to have been surrendered for no consideration to the Purchaser. Neither the Company nor the Purchaser will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

i.	6.8 Withholding Rights

The Company, the Purchaser or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or this Agreement (including, without limitation, any payments to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of the Company, the Purchaser or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to the Company, the Purchaser or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, the Purchaser or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

i.	6.9 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the parties each agree that the Plan of Arrangement will be carried out with the intention that all Purchaser Shares to be issued by the Purchaser to Company Shareholders or holders of Company Preferred Shares in exchange for their Company Shares and Company Preferred Shares pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

li.	7 AMENDMENTS

i.	7.1 Amendments to Plan of Arrangement

a.

The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

b.

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 7.1(a) may be proposed by the Company at any time prior to the Meeting (provided that the Purchaser shall have consented thereto, such consent not to be unreasonably withheld or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

c.

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Company Shareholders voting in the manner directed by the Court.

d.

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Company and the Purchaser provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former Company Securityholder.

li.	8 TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time upon the termination of the Arrangement Agreement pursuant to Section 7.2 thereof and in such event, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

li.	9 FURTHER ASSURANCES

i.	9.1 Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

i.	9.2 Paramountcy

From and after the Effective Time:

a.	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Effective Time;

b.	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent and registrar therefor, shall be solely as provided for in this Plan of Arrangement; and

c.

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.